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                                                                    Exhibit 21.1

                        SUBSIDIARIES OF VIEW TECH, INC.
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     View Tech, Inc., a Delaware corporation (the "Company" and "Registrant"), has the following wholly-owned subsidiaries incorporated in the jurisdicitions identified:

     (1)  USTeleCenters, Inc., a Delaware corporation; and

     (2)  View Tech Acquisition, Inc., a California corporation.